As filed with the Securities and Exchange Commission on June 5, 2020

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALIFORNIA BANCORP

(Exact name of registrant as specified in its charter)

California	82-1751097
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1300 Clay Street, Suite 500, Oakland, California	94612
(Address of principal executive offices)	(Zip Code)

California BanCorp 2017 Equity Incentive Plan

California Bank of Commerce 2014 Equity Incentive Plan

California Bank of Commerce 2007 Equity Incentive Plan

(Full title of plan)

Thomas A. Sa

Executive Vice President and Chief Financial Officer

California BanCorp

1300 Clay Street, Suite 500

Oakland, California 94612

(510) 457-3737

(Name, address, including zip code, and telephone number, including area code of agent for service)

With copies to:

Joshua A. Dean, Esq.

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, Tenth Floor

Costa Mesa, California 92626

(714) 513-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	251,800 (2)	$ 14.70(2)	$3,701,460	$480.45
Common Stock, no par value	469,769 (3)	$16.78(3)	$7,882,723	$1,023.18
Total	721,569	—	$11,584,183	$1,503.63

(1)

Includes 384,828 shares of common stock underlying awards outstanding or issuable under the California BanCorp 2017 Equity Incentive Plan, 280,659 shares under the California Bank of Commerce 2014 Equity Incentive Plan and 56,082 shares under the California Bank of Commerce 2007 Equity Incentive Plan (collectively, the “Equity Plans”). In addition to the common stock set forth in the table, the amount to be registered includes an indeterminate number of shares issuable pursuant to stock splits and stock dividends in accordance with Rule 416.

(2)

Represents shares of common stock underlying unvested restricted stock units and authorized but unissued shares of common stock available for issuance under Equity Plans. The maximum offering price is estimated solely for purpose of calculating the amount of the registration fee. The estimate is made pursuant to Rule 457(c) and is based upon the $14.70 average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Select Market on June 2, 2020.

(3)	Represents shares of common stock underlying stock options outstanding under the Equity Plans. Fees were calculated pursuant to Rule 457(h) based upon the average exercise price of $16.78 per share.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by California BanCorp (the “Company”) with the Commission are hereby incorporated by reference in this Registration Statement:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on April 14, 2020;

(b) the Company’s amendment to its Annual Report on Form 10-K/A for the year ended December 31, 2019 filed with the Commission on April 29, 2020;

(c) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Commission on May  15, 2020;

(d) the Company’s Current Report on Form 8-K filed on May 22, 2020 (other than any portions of any such document that is not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules); and

(e) the description of the Company’s common stock set forth in the Registration Statement on Form 10 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) filed on March 4, 2020, and any future amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The Company is a California corporation and is subject to the California Corporations Code (the “California Code”). Section 317 of the California Code authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in Section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Company’s articles of incorporation eliminate the liability of each of its directors for monetary damages to the fullest extent permissible under California law. The Company’s articles of incorporation further authorize it to provide indemnification to its officers and directors to the fullest extent permissible under California law and in excess of that otherwise permitted under Section 317 of the California Code. The Company’s bylaws also provide for similar indemnification of its officers and directors to the maximum extent permitted by California law.

The Company has entered into indemnification agreements with its directors and executive officers. These agreements require the Company to, among other things, (i) indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations and (ii) advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification.

The foregoing summaries are necessarily subject to the complete text of the statute, the articles of incorporation, the bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant’s directors, officers or controlling persons pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification for violations of state securities laws may be limited by applicable laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this filing, which is incorporated by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT LIST

Exhibit	Description
5.1	Opinion of Sheppard Mullin Richter & Hampton, LLP

23.1	Consent of Sheppard Mullin Richter & Hampton, LLP (included in Exhibit 5.1)

23.2	Consent of Crowe LLP

24	Power of Attorney (included in signature page)

99.1	Amended and Restated California BanCorp 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form 10 filed on March 4, 2020).

99.2	California Bank of Commerce 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form 10 filed on March 4, 2020).

99.3	California Bank of Commerce 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form 10 filed on March 4, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on June 5, 2020.

CALIFORNIA BANCORP (Registrant)

By	/s/ Steven E. Shelton
Steven E. Shelton President and Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of California BanCorp whose signatures appear below hereby constitute and appoint Steven E. Shelton and Thomas A. Sa, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the date indicated.

	Signature/Name	Title	Date

By:	/s/ Steven E. Shelton Steven E. Shelton	President, and Chief Executive Officer (Principal Executive Officer)	June 5, 2020

By:	/s/ Thomas A. Sa Thomas A. Sa	Executive Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	June 5, 2020

By:	/s/ Andrew J. Armanino Andrew J. Armanino	Director	June 5, 2020

By:	/s/ Stephen A. Cortese Stephen A. Cortese	Chairman	June 5, 2020

By:	Kevin J. Cullen	Director	June 5, 2020

By:	/s/ Stephen R. Dathe Stephen R. Dathe	Director	June 5, 2020

By:	/s/ Wayne S. Doiguchi Wayne S. Doiguchi	Director	June 5, 2020

By:	Donald J. Kintzer	Director	June 5, 2020

By:	/s/ Rochelle G. Klein Rochelle G. Klein	Director	June 5, 2020

By:	/s/ Frank L. Muller Frank L. Muller	Director	June 5, 2020

By:	/s/ Edmond E. Traille Edmond E. Traille	Director	June 5, 2020